SECURITIES AND EXCHANGE COMMISSION
             Washington, D.C.  20549

               __________________

                    FORM 8-K

                 CURRENT REPORT
    Pursuant to Section 13 or 15 (d) of the
         Securities Exchange Act of 1934


Date of Report  (Date of earliest event reported): July 10, 1996

         COMMUNITY CARE OF AMERICA, INC.
(Exact name of registrant as specified in its charter)


Delaware                 0-26502             52-1823411
(State or other          (Commission         (IRS Employer
jurisdiction of          file number)        Identification No.)
incorporation)


3050 North Horseshoe Drive, Suite 260, Naples, Florida   34104
(Address of principal executive offices)


Registrant's telephone number including area code:     (941) 435-0085


                 Not Applicable
(Former name or former address, if changed since last report)













Item 5.          Other Events


The Company will terminate its management agreements with the Sandy River facilities in the state of Maine effective in August 1996. In connection with the termination, the Company will take a pre-tax charge to earnings of $6,900,000 in the quarter ended June 30, 1996 to write off of its Purchase Option Deposit, write off uncollected management fees through March 31, 1996 and accrue anticipated costs to be incurred in transitioning the management of the facilities back to their owners. Additionally, the Company will not include any management fee income in the quarter ended June 30, 1996.

The Company has completed the required analyses in connection with the adoption of Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS No. 121") which is effective January 1, 1996, as previously reported. In connection with the adoption of SFAS No. 121, the Company will record a pre-tax charge to earnings of $4,363,000 in the quarter ended June 30, 1996.

The Company has decided to restructure or close certain existing physician practices, primary care clinics and adult day care centers. To accrue for the
restructuring and exit costs of closing the effected facilities,   the Company
will record a pre-tax charge to earnings of $5,930,000 in the quarter ended June 30,1996.

The Company's Council Bluffs North, Iowa facility has been resurveyed and found to be deficiency-free. The facility has been recertified to participate in both the Medicaid and Medicare programs.

The Company's acquisition of three hospitals and a skilled nursing facility in South Georgia from Memorial Health Services, Inc. has been delayed due to certain licensure matters and is now expected to close by August 1, 1996.















                    SIGNATURE

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


       COMMUNITY CARE OF AMERICA, INC.



Date:  July 12, 1996       By:     /s/ David H. Fater
                                   David H. Fater
                                   Executive Vice President and
                                   Chief Financial Officer